October 20, 2009
Exhibit 8.1

Teekay LNG Partners L.P.	Perkins Coie LLP
Teekay GP L.L.C. 4th Floor Belvedere Building 69 Pitts Bay Road Hamilton, HM08 Bermuda
          Re:   Teekay LNG Partners L.P. Registration Statement on Form F-3
Ladies and Gentlemen:
     We have acted as counsel to Teekay LNG Partners L.P., a Republic of The Marshall Islands limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 dated October 20, 2009 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) referred to as the “Registration Statement”) for the registration of the sale from time to time of up to $400,000,000 aggregate offering price (or any such further aggregate offering price as may be registered pursuant to Rule 462(b)) of common units representing limited partnership interests in the Partnership (the “Units”). The Units will be sold or delivered from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus.
     You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to prospective unitholders. In formulating our opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement , (ii) the certificate of the Partnership, Teekay GP L.L.C., a Republic of The Marshall Islands limited liability company (the “General Partner”), Teekay Corporation, a Republic of The Marshall Islands corporation (“Teekay”), Polar L.L.C., a Republic of The Marshall Islands limited liability company, Arctic Spirit L.L.C., a Republic of The Marshall Islands limited liability company, Polar Spirit L.L.C., a Republic of the Marshall Islands limited liability company, and Teekay Holdings Limited, a Bermuda corporation (such certificate, the “Tax Certificate” and such signatories, the “Certifiers”), (iii) that certain First Amended and Restated Agreement of Limited Partnership of Teekay LNG Partners L.P., dated as of May 10, 2005 as amended by Amendment No. 1 dated as of May 31, 2006 and Amendment No. 2 dated as of April 15, 2008, but effective as of January 1, 2007, entered into by and between the General Partner, as the general partner, and Teekay as the organizational limited partner, together with any other persons who become partners (the “Partnership Agreement”), (iv) those certain letter rulings dated September 20, 2005, June 26, 2009 and August 13, 2009 received by the Partnership and Teekay Holdings Limited from the Internal Revenue Service (the “Rulings”), and (v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the charters (“Charters”) under which the Partnership currently operates and will operate its vessels. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Teekay LNG Partners L.P.
Teekay GP L.L.C.
October 20, 2009

     In addition, we have assumed, with your permission, that (i) the Partnership will operate in full compliance with the terms of the Partnership Agreement and the Charters without waiver or breach of any material provision thereof, (ii) the Rulings will not be revoked or modified, and (iii) the statements concerning the Partnership and its operations contained in the Registration Statement and the representations made by any of the Certifiers in the Tax Certificate, are true, correct and complete and will remain true, correct and complete at all relevant times. We have also assumed, with your permission, (iv) the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, and (v) that any representation or statement made in the Tax Certificate with the qualification “to the knowledge of” or “based on the belief of” any of the Certifiers, or other similar qualification, is true, correct and complete and will remain true, correct and complete at all relevant times, in each case without such qualification.
     Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we (i) hereby confirm our opinions set forth in, and as of the date of, the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations” and (ii) are of the opinion that the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” with respect to legal matters or legal conclusions as to which no opinion has been rendered is an accurate discussion of such U.S. federal income tax matters in all material respects.
     This opinion addresses only the matters of United States federal income taxation specifically described under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement. This opinion does not address any other United States federal tax consequences or any state, local or foreign tax consequences that may result from the registration of the Units or any offering or other transaction undertaken in connection with or in contemplation thereof.
     We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/  Perkins Coie LLP